Exhibit 3.43

OPERATING AGREEMENT

FOR

DUXFORD INSURANCE, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

OPERATING AGREEMENT

FOR

DUXFORD INSURANCE, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT (“Agreement”) is made as of June 1, 2006, by DUXFORD FINANCIAL, INC., a California corporation (doing business as William Lyon Financial Services) (the “Initial Member”), as the sole member of Duxford Insurance, LLC, a California limited liability company (the “Company”), with reference to the following facts:

RECITALS

A. On April 17, 2006, Articles of Organization (the “Articles”), for the Company were filed with the California Secretary of State.

B. The Initial Member desires to adopt and approve an operating agreement for the Company to establish the rights and responsibilities of the Initial Member and any additional members admitted to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Member hereby agrees as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

1.1 Formation. Pursuant to the Beverly-Killea Limited Liability Company Act, codified in California Corporations Code, Section 17000 et seq., (the “Act”), the Initial Member has formed a California limited liability company under the laws of the State of California by filing the Articles with the California Secretary of State and entering into this Agreement. The rights and liabilities of the Initial Member, and any additional members admitted to the Company, shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Initial Member, or any additional members admitted to the Company, are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.2 Name. The name of the Company shall be “Duxford Insurance, LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Initial Member deems appropriate or advisable. The Initial Member may file any fictitious name certificates and similar filings, and any amendments thereto, that may be appropriate or advisable.

1.3 Term. The term of this Agreement commenced on April 17, 2006, and the Company will continue and have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

1.4 Office and Agent. The Company shall continuously maintain an office and registered agent in the State of California as required by the Act. The principal office of the Company shall be 36 Executive Park, Suite 200, Irvine, California 92614. The Company also may have such offices, anywhere within and without the State of California, as the Initial Member shall determine. The registered agent shall be as stated in the Articles or as otherwise determined by the Initial Member.

1.5 Address of the Initial Member. The address of the Initial Member is set forth on Exhibit “A”.

1.6 Purpose of Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act.

1.7 Powers of Company. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1 Initial Capital Contributions and Percentage Interest. Concurrently with the execution of this Agreement, the Initial Member shall contribute, or agree to contribute, to the Company the property and/or funds, and shall have the percentage interest in the Company, as provided on Exhibit “A”.

2.2 Additional Capital Contributions. The Initial Member is not required to make any additional capital contributions to the Company. However, if the Initial Member makes additional capital contributions to the Company, the Initial Member shall revise Exhibit “A” of this Agreement. The provisions of this Agreement, including this Section 2, are intended to benefit the Initial Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Initial Member shall not have any duty or obligation to any creditor of the Company to make any additional capital contributions to the Company.

ARTICLE III

MANAGEMENT AND CONTROL OF THE COMPANY

3.1 Management by Initial Member. Except as otherwise required by applicable law, the powers of the Company shall at all times be exercised by or under the authority of, and the business and affairs of the Company shall be managed by or under the direction of the Initial Member, which may be referred to in the Company’s dealings with third parties as the Managing Member.

3.2 Appointment, Removal and Resignation of Officers. The Initial Member may appoint officers at any time and from time to time, including, without limitation, a Chairman, a President, one or more Senior Vice Presidents or Vice Presidents, a Chief Financial Officer and a Secretary. Any individual may hold any number of offices. No officer need be a resident of the

State of California or citizen of the United States. The officers shall servo at the pleasure of the Initial Member, which may remove an officer with or without cause, subject to the rights, if any, of an officer under any contract of employment. Any officer may resign at any time by giving written notice to the Initial Member. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the resigning officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the Initial Member. Unless, specifically designated otherwise by the Initial Member, the following shall be deemed approved by the Initial Member and be effective: (a) the offices set forth in Exhibit “B” attached hereto shall be filled by those persons holding the equivalent positions for the Initial Member, (b) any resignation, removal or disqualification of such officer from his or her position with the Initial Member shall be deemed to be an automatic removal from such equivalent position with the Company, and (c) any vacancies in such offices for the Company shall be filled by that person that fills such equivalent position for the Initial Member. In accordance with the foregoing, the initial officers of the Company are listed on Exhibit “B”.

3.3 Devotion of Time. No officer is obligated to devote all of his or her time or business efforts to the affairs of the Company, but shall devote such time, effort and skill as he or she deems appropriate for the operation of the Company. Neither the Initial Member nor any of its affiliates, partners, managers, shareholders, directors, officers or employees shall be expressly or impliedly restricted or prohibited solely by virtue of this Agreement from engaging in other activities or business ventures of any kind or character whatsoever. The Initial Member and its affiliates, partners, managers, shareholders, directors, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company to the same extent they would have such right if this Agreement did not exist.

3.4 Company Expenses. Each member shall be entitled to reimbursement of any expenses it pays on behalf of the Company. In the event any such costs and expenses have been paid or incurred by any member, such member shall be entitled to be reimbursed for such costs and expenses so long as such payment is reasonably necessary for the Company business or operations and has been expressly approved by the Initial Member. If approved by the Initial Member, a member shall be reimbursed for the cost of salary and benefits of a member’s personnel working on matters for the Company on the basis of the time allocated to such matters.

3.5 Signing Authority. Subject to any restrictions imposed by the Initial Member, this Agreement or the Act, the officers shall have all necessary powers to manage and carry out the purposes, business, and affairs of the Company.

3.5.1 Subject to any restrictions imposed by the Initial Member, this Agreement or the Act, any one officer of the Company, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. Any one officer, acting alone, is authorized to sign any check, draft, or other instrument obligating the Company to pay money in an amount less than Ten Thousand Dollars ($10,000).

3.5.2 Despite anything to the contrary contained in this Agreement, but subject to the provisions of Section 3.5.1 above, any one officer of the Company, together with the President or any Senior Vice President of the Company, are authorized to (i) sign any check, draft, or other instrument obligating the Company to pay money in any amount, provided the purpose of the expenditure is consistent with the business of the Company, and (ii) sign any loan agreement, credit agreement, promissory note, security agreement, guarantee, deed of trust, or other contract, agreement, certificate, or other document binding the Company.

3.5.3 The authorizations for certain individuals to execute and deliver documents and bind the Company as set forth in this Section 3.5 are automatic and self- executing and do not require any additional authorization by the Company or the Initial Member. Any third party dealing with the Company shall be entitled to rely upon the authorizations contained in this Section 3.5 unless such third party has actual knowledge that some or all of such authorizations have been rescinded or limited by the Company or the Initial Member.

3.6 Limitations on Authority. Notwithstanding anything to the contrary expressed or implied in this Agreement, unless authorized by the Initial Member in writing, the officers shall not:

(a) Cause the Company to borrow, other than amounts that are borrowed in the ordinary course of business and that do not exceed in the aggregate One Hundred Fifty Thousand Dollars ($150,000);

(b) Mortgage, pledge, or otherwise encumber the assets of the Company;

(c) Enter into a contract, obligation, agreement or purchase order or a series of related contracts, obligations, agreements or orders (other than agreements which are terminable at will without cost to the Company) with an aggregate value in excess of One Hundred Fifty Thousand Dollars ($150,000);

(d) Make any material change in the nature of the Company’s business;

(e) Sell, exchange, or otherwise dispose of any substantial assets of the Company;

(f) Cause the Company to engage in any dissolution, liquidation, merger, consolidation, or reorganization;

(g) Cause the Company to make a loan to, or guarantee a debt of, any person or entity;

(h) Cause the Company to confess any judgment; or

(i) Amend the Company’s Articles or other governing documents.

3.7 Limited Liability. No officer or member of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that debt, obligation, or liability arises in contract, tort, or otherwise, solely by reason of participating in the management of the Company or being an officer of the Company or both.

3.8 Liability; Indemnification.

3.8.1 Liability of Officers and Members. Except as required under the Act, the Initial Member and any additional members admitted to the Company pursuant to the provisions of this Agreement shall not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that debt, obligation or liability arises in contract, tort or otherwise. Except as otherwise provided in this Agreement, no officer or member shall be liable to the Company or to any member or officer for any loss or damage sustained by the Company or any member or officer in his capacity as such, unless the loss or damage shall have been the result of fraud, deceit, reckless or intentional misconduct, gross negligence, or a knowing violation of law by the officer or member.

3.8.2 Indemnification by Company. To the fullest extent permitted by applicable law, an officer or member shall be entitled to indemnification from the Company for any loss, damage, expense (including attorneys’ fees), liability or claim incurred by such officer or member by reason of any act or omission performed or omitted by such officer or member in good faith on behalf of the Company and in a manner reasonably believed to be in the best interests of the Company and within the scope of authority conferred on such officer or member by this Agreement, except that no such officer or member shall be entitled to be indemnified in respect of any loss, damage, liability or claim incurred by such officer or member by reason of fraud, deceit, breach of fiduciary duty, reckless or intentional misconduct, gross negligence, or a knowing violation of law with respect to such acts or omissions; provided, however, that any indemnity under this Section 3.8.2 shall be provided out of and to the extent of Company assets only, no debt shall be incurred by the Company or the members in order to provide a source of funds for any indemnity, and no member shall have any personal liability (or any liability to make any additional capital contributions) on account thereof The indemnification provided by, or granted pursuant to, the provisions hereof shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of member(s) or otherwise.

3.8.3 Transactions with Company. The Initial Member may, but is not obligated to, lend money to and transact other business with the Company. Subject to applicable laws, if the Initial Member provides a loan to the Company, the Initial Member shall have the same rights and obligations with respect to such loan as any person who is not a member.

ARTICLE IV

MEMBERS

4.1 Member(s) of the Company. The member(s) of the Company shall initially be the Initial Member as the sole member, and may include such other persons as may be admitted by the Initial Member pursuant to the provisions of this Agreement.

4.2 Meetings. No annual or regular meetings of the member(s) of the Company are required. Meetings of the member(s) may be held at such date, time and place and in such manner (including, without limitation, by telephone conference) as the Initial Member my fix from time to time. The member(s) may reach decisions regarding any matter which requires the approval of the member(s) without a meeting if the decision is approved in writing by all of the member(s).

ARTICLE V

TRANSFER OF INTERESTS

5.1 Transfer. In the event that the Company at any time has more than one member, no member shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its interest in the Company to any other person without the prior written consent of the Initial Member, which consent may be withheld or conditioned in the Initial Member’s sole and absolute discretion. The Initial Member need not obtain the prior consent of any other member to transfer its interest in the Company and may transfer all or any portion of its interest in the Company without restriction of any kind.

5.2 Admission of Additional Members. The admission of additional members to the Company shall be effective only upon the prior written consent of the Initial Member and, if required by the Act, the filing of an appropriate amendment to the Articles in the office of the California Secretary of State. The Initial Member shall determine any additional member’s interest in the Company, including any right to participate in the management, income, loss and distributions of the Company. Upon the transfer of a member’s interest in the Company in accordance with the provisions of this Agreement, the Initial Member shall provide notice of such transfer to each of the other members and shall amend Exhibit “A” to reflect the transfer.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS; TAX MATTERS

6.1 Allocations. The profits and losses of the Company shall be allocated to the Initial Member.

6.2 Distributions. The Company may from time to time distribute to the Initial Member such amounts in cash and other assets as shall be determined by the Initial Member.

6.3 Tax Matters. The Initial Member agrees that, so long as the Initial Member is the sole member of the Company, it is intended that for federal income tax purposes its assets be deemed to be owned by the Initial Member in accordance with the applicable Treasury Regulations. In the event that the Company subsequently has more than one member, it is intended that the Company shall be treated as a partnership for purposes of United States federal, state and local income tax laws, and no member shall take any position or make any election, in a tax return or otherwise, inconsistent therewith. During any period in which the Company is a partnership for federal income tax purposes, the Initial Member shall be designated as the “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), and any analogous state law, and the Initial Member shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

6.4 Fiscal Year. The fiscal year of the Company shall be the calendar year unless otherwise agreed to by the Initial Member.

6.5 Company Accountants. The Initial Member may, in its sole and absolute discretion, retain an independent certified public accountancy firm from time to time to render accounting services to the Company.

ARTICLE VII

RECORDS AND ACCOUNTS

7.1 Books and Records. Unless otherwise determined by the Initial Member, the books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all of the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office in California all of the following:

(a) A current list of the full name and last known business or residence address of each member and of each holder of an economic interest in the Company set forth in alphabetical order, together with the contribution and the share in profits and losses of each member and holder of an economic interest;

(b) A current list of the full name and business or residence address of each officer and manager (if any) of the Company;

(c) A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(d) A copy of this Agreement and any and all amendments hereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(e) A copy of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(f) A copy of the financial statements of the Company, if any, for the six most recent fiscal years; and

(g) The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years.

7.2 Bank Accounts. The Initial Member shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 Dissolution of the Company. The Company shall be dissolved upon:

(a)	the adoption of a plan of dissolution by the Initial Member;

(b)	the entry of a decree of judicial dissolution; or

(c)	the sale or other disposition of all of the assets of the Company.

8.2 Liquidation of Assets. Upon dissolution of the Company, the Company shall continue solely for the purpose of winding up its business and affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. Promptly after the dissolution of the Company, the Initial Member shall designate one or more persons (the “Liquidating Trustees”) to accomplish the winding up of the business and affairs of the Company. Upon their designation, the Liquidating Trustees shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Company, the Liquidating Trustees may take any and all actions that they determine in their sole discretion to be in the best interests of the Initial Member, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Liquidating Trustees to minimize the losses that may result from a liquidation.

ARTICLE IX

MISCELLANEOUS

9.1 Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

9.2 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Initial Member and its successors and assigns.

9.3 Statutory Authority. Any references to the Act, the Code or other statutes or laws will include all amendments, modifications or replacements of the specific sections and provisions concerned.

9.4 Severability. In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

9.6 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provisions hereof

9.7 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the Initial Member and its successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

9.8 Complete Agreement; No Waiver. This Agreement contains the entire understanding and agreement of the Initial Member with respect to the subject matter hereof, and there are no other agreements, understandings, representations or warranties other than those set forth herein. The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by the Initial Member. To the extent that any provision of the Articles conflicts with any provision of this Agreement, the Articles shall control. No failure or delay on the part of the Initial Member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Initial Member of Duxford Insurance, LLC, a California limited liability company, has executed this Agreement, effective as of the date written above.

DUXFORD FINANCIAL, INC.,
a California corporation

By:	/s/ Mark Carver
Name:	Mark Carver
Its:	President

By:	/s/ Richard S. Robinson
Name:	Richard S. Robinson
Its:	Senior Vice President

EXHIBIT “A”

NAMES AND ADDRESSES OF MEMBERS

Effective As of April 17, 2006

Member’s Name: Duxford Financial, Inc., a California corporation

Address: 36 Executive Park, Suite 200, California 92614

Membership Interest: 100%

Capital Contributions: Twenty Thousand Dollars ($20,000)

EXHIBIT “B”

INITIAL OFFICERS OF THE COMPANY

Effective As of April 17, 2006

Officers	Title
Mark Carver	President

Douglas Bauer	Senior Vice President - Finance

Michael Grubbs	Senior Vice President and Chief Financial Officer

Michael Grubbs	Secretary